UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                             OPTIMARK HOLDINGS, INC.
                             -----------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                      NONE
                                      ----
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. ___________              SCHEDULE 13G                     Page 2 of 11

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         12,428,184
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    12,428,184

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,428,184
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                             ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    33.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           00

--------------------------------------------------------------------------------

CUSIP NO. ___________              SCHEDULE 13G                     Page 3 of 11

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 35, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         12,428,184
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    12,428,184

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,428,184
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                             ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    33.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CUSIP NO. ___________              SCHEDULE 13G                     Page 4 of 11

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 52, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         12,428,184
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    12,428,184

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,428,184
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                             ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    33.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CUSIP NO. ___________              SCHEDULE 13G                     Page 5 of 11

--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          New York

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         12,428,184
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    12,428,184

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,428,184
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                             ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    33.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CUSIP NO. ___________              SCHEDULE 13G                     Page 6 of 11

--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         12,428,184
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    12,428,184

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  12,428,184
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                             ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    33.9%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CUSIP NO. ___________              SCHEDULE 13G                     Page 7 of 11

                  This Amendment No. 1 to Schedule 13G is filed by the undersigned solely to reflect the Company's change of name from "Optimark Technologies, Inc." to "Optimark Holdings, Inc." and amends and restates in its entirety the Schedule 13G, dated as of February 13, 2001 (the "Statement"), with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Optimark Holdings, Inc. (the "Company").

Item 1.           (a)      NAME OF ISSUER

                  Optimark Holdings, Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  10 Exchange Place Centre, 24th Floor
                  Jersey City, NJ 07302

Item 2.           (a)      NAMES OF PERSONS FILING

                  General Atlantic Partners, LLC ("GAP")
                  General Atlantic Partners 35, L.P. ("GAP 35")
                  General Atlantic Partners 52, L.P. ("GAP 52")
                  GAP Coinvestment Partners, L.P. ("GAPCO")
                  GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GAP, GAP 35, GAP 52 and GAPCO, the "Reporting Persons")

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830

                  (c)      CITIZENSHIP

                  GAP -- Delaware
                  GAP 35 -- Delaware
                  GAP 52 -- Delaware
                  GAPCO -- New York
                  GAPCO II -- Delaware

                  (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share (the "Shares")

                  (e)      CUSIP NUMBER

                  None

CUSIP NO. ___________              SCHEDULE 13G                     Page 8 of 11

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2000, GAP, GAP 35, GAP 52, GAPCO and GAPCO II each owned of record no Shares, 9,740,219 Shares, 813,220 Shares, 1,687,965 Shares and 186,780 Shares, respectively, or 0.0%, 26.6%, 2.2%, 1.3% and 0.0%, respectively, of the issued and outstanding Shares. The general partner of GAP 35 and GAP 52 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, David C. Hodgson, William O. Grabe, William E. Ford, Clifton S. Robbins, Franchon M. Smithson, Matthew Nimetz, Mark F. Dzialga, Klaus Esser, Rene M. Kern and John Wong (collectively, the "GAP Managing Members"). The GAP Managing Members (other than Mr. Esser) are the general partners of GAPCO and GAPCO II. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2000, each of the Reporting Persons may be deemed to own beneficially an aggregate of 12,428,184 Shares or 33.9% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 12,428,184 Shares that may be deemed to be owned beneficially by each of them.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Item 4.

Item 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

Item 10.          CERTIFICATION

CUSIP NO. ___________              SCHEDULE 13G                     Page 9 of 11


                  Not applicable.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. ___________              SCHEDULE 13G                    Page 10 of 11


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 21, 2001


                                   GENERAL ATLANTIC PARTNERS, LLC


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS 35, L.P.


                                   By:  General Atlantic Partners, LLC
                                        its General Partner


                                        By:  /s/  Thomas J. Murphy
                                             ----------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS 52, L.P.


                                   By:  General Atlantic Partners, LLC
                                        its General Partner


                                        By:  /s/  Thomas J. Murphy
                                             ----------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-in-Fact


                                   GAP COINVESTMENT PARTNERS, L.P.


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact

CUSIP NO. ___________              SCHEDULE 13G                    Page 11 of 11


                                    GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact